NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED
SECURITIES

The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 22, 2007, pursuant to the provisions of Rule 12d2-2 (a).

[ X ] 17 CFR 240.12d2-2(a)(3) That on June 2, 2006, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

The merger between New Albertson's Inc. and SUPERVALU Inc. became effective before the opening on June 2, 2006. Each share of Common Stock of New Albertson's Inc. was converted into $20.35 in cash per share and 0.182 of a share of Common Stock of SUPERVALU Inc.

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 2, 2006.